Exhibit 99.1

April 15, 2011

FOR IMMEDIATE RELEASE

INVESTOR RELATIONS CONTACT:

Norma Mortensen

(951) 894-6597 ext 334

Left Behind Games Announces Game Giveaway Downloads

For Current and Prospective Investors

LOS ANGELES – April 15, 2011 – Left Behind Games Inc. (OTCQB: LFBG), the world’s largest and only publicly-traded publisher of Christian video games, announced today that current and prospective investors may download one choice of 5 PC video games at https://www.LeftBehindGames.com/investorgiveaway. This offer is made possible as a result of their new downloadable game technology which protects games through the use of database checking activation codes.

LB Games® CEO, Troy Lyndon says, “Often I hear people ask, ‘what’s really so special about your games?’ Now, those interested can see for themselves why Charlie Church Mouse is loved by so many kids and parents alike, and why our other quality Christian games represent a life-improving, healthy alternative to many of the video games currently on the market. It’s as simple as downloading it to your PC right now. And there’s no obligation.”

The recent decline of bandwidth charges from internet service providers has brought the cost of digital distribution down significantly. LB Games expects to launch a new online store in the coming weeks to make all its games available using the new downloadable game technology.

About Left Behind Games Inc.

Left Behind Games Inc. is a publicly-traded exclusive publisher of Christian modern media. It is the world leader in the publication of Christian video games and a Christian social network provider. Trade names include Inspired Media Entertainment, LB Games®, Cloud 9 Games® and MyPraize®. The company and its subsidiaries produce quality interactive experiences including entertainment products that perpetuate positive values and appeal to faith-based and mainstream audiences. For more information, go to www.leftbehindgames.com.

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LB GAMES is a registered trademark of Left Behind Games Inc. in the U.S. and other countries. All rights reserved.

LEFT BEHIND is a registered trademark of Tyndale House Publishers, Inc. in the U.S. and other countries. All rights reserved.

Caution Concerning Forward-Looking Statements

This release contains statements, which may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or expectations of Left Behind Games. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that results may differ materially from such statements.